Exhibit 10.23

November 7, 2023

Mike Doyle

Re:    Terms of Transition and Separation
Dear Mike:
This letter confirms the agreement (“Agreement”) between you and Nextdoor, Inc. (together with its parent, “Company”) concerning the terms of your transition and separation from employment and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue now and upon the Separation Date (as defined below).
1.Separation Date: December 1, 2023 will be your last day of employment with the Company (the “Separation Date”), subject to the at-will nature of your employment during the Transition Period (as defined below). You resign from your position as Chief Financial Officer of the Company and any other positions you have as an officer or director of the Company or any of its subsidiaries, effective November 7, 2023.
2.Separation and Transition Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue now and upon the Separation Date (as set forth below and on Exhibit A hereto) and your other promises herein, and consistent with the terms set forth in that Change in Control and Severance Agreement between you and the Company dated October 31, 2021 (the “CIC Severance Agreement”), the Company agrees to provide you with the following:
a.Transitional Period: During the period between November 7, 2023 and the Separation Date (the “Transition Period”), you will continue to carry out certain duties and responsibilities to the Company, and provide transition services as may reasonably be requested by the Company, including transition of the responsibilities, duties, and knowledge relative to your position (the “Transition Services”). Your continued employment during the Transition Period is expressly conditioned upon you carrying out the Transition Services in a cooperative and diligent manner.
i.Compensation and Benefits: During the Transition Period, the Company will continue to pay you your current base salary and you will continue to be eligible to participate in the benefits customarily afforded to other Company employees, including participation in the Company-

Mike Doyle

sponsored health benefits plan and continued vesting of Company equity awards, to the fullest extent permitted under the governing plan documents, agreements, and/or Company policies.
b.Separation Compensation: Provided that you cooperatively and diligently carry out the Transition Services, as reasonably determined by the Company in its sole discretion, then, in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed no earlier than the Separation Date, and your other promises herein, the Company agrees as follows:
i.Severance: The Company agrees to pay you, within ten (10) business days following the effectiveness of the Second Release (as provided therein) of this Agreement, a lump sum payment in the gross amount of $237,500, less applicable state and federal payroll deductions, which equals six (6) months of your base salary.
ii.COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for six (6) months following the Separation Date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
By signing below, you acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the separation compensation.
3.Return of Company Property: You hereby warrant to the Company that, not later than your final date of employment, you will have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
4.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit B hereto); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
5.Stock Options and Restricted Stock Units: The Company previously granted you certain awards of stock options (collectively, the “Options”) and restricted stock units (collectively, the “RSUs”) under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan” and together with the 2018 Plan, the “Plans”), as set forth in Exhibit C hereto. Exhibit C sets forth the unvested, vested, and exercised shares subject to the Options as of the Separation Date, and the unvested and vested shares

Mike Doyle

subject to the RSUs as of the Separation Date. Because your employment is terminating on the Separation Date, none of the unvested shares subject to your Options or RSUs can ever vest following the Separation Date. Your rights concerning the Options and RSUs will continue to be governed by their respective Plans, Stock Option Agreements and Restricted Stock Unit Agreements (collectively, the “Stock Plan Agreements”). Per the Stock Option Agreements governing the Options, you will have three (3) months following the Separation Date to exercise any unexercised vested shares subject to the Options. After this date, you will no longer have a right to exercise the Options as to any shares.
6.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement and the Second Release are in full satisfaction of all of your rights pursuant to your CIC Severance Agreement, as well as all accrued salary, vacation pay, bonus and commission pay, profits haring, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims under the Americans with Disabilities Act. By signing this Agreement, you are not releasing or waiving any claims under either the California Fair Employment and Housing Act, the Age Discrimination in Employment Act,the and/or Older Workers Benefit Protection Act; however, for the avoidance of doubt, you will release and waive such claims once you sign the Second Release.
b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

Mike Doyle

7.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, and Confidentiality sections contained herein, limits, impedes or restricts: (a) your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); or (b) if you are a non-supervisory (as defined under the National Labor Relations Act (the “NLRA”)) Company employee, you from exercising your protected rights under Section 7 of the NLRA, including your right to file an unfair labor practice charge with the NLRB and/or assist other current or former Company employees in doing so. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
9.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
10.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

Mike Doyle

11.Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.
12.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
13.Complete and Voluntary Agreement: This Agreement, together with the Exhibits hereto and the Stock Plan Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter (including, without limitation, the CIC Severance Agreement). You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
14.Severability: The provisions of this Agreement, including, without limitation, the Second Release, are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, and/or Confidentiality sections herein, or the Non-disparagement provision in the Second Release, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.
16.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement following the initial date that this Agreement is delivered to you (and, for the avoidance of doubt, no subsequent changes to this Agreement (regardless of the nature or extent of such changes) shall impact this twenty-one (21) day review period). The offer set forth in this Agreement, if not accepted by you on the

Mike Doyle

Separation Date, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 2 will be provided only after both the expiration of that seven (7) day revocation period and the effectiveness of the Second Release (as set forth therein).
17.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
18.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Mike Doyle

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Nextdoor, Inc.

By:     /s/ John Orta
John Orta, Head of Legal and Corporate                 Development

READ, UNDERSTOOD AND AGREED

/s/ Mike Doyle                    Date: November 29, 2023
Mike Doyle

EXHIBIT A

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Mike Doyle (“Employee”) and Nextdoor, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit A);

WHEREAS, on December 1, 2023, Employee’s employment with the Company terminated (the “Separation Date”);

WHEREAS, the Company has determined that Employee cooperatively and diligently provided the Transition Services (as defined in the Separation Agreement);

WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement; and

WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.

1.Acknowledgment of Payment of Wages: By signing below, Employee acknowledges that the Company: (a) has timely paid Employee for all wages, other compensation, and reimbursable expenses due Employee from the Company and (b) does not owe Employee any other amounts, except as may become payable under the Separation Agreement and the Second Release. Employee agrees to promptly submit for reimbursement all final outstanding expenses, if any.

2.Return of Company Property: Employee hereby warrants to the Company that Employee has returned to the Company all property or data of the Company of any type whatsoever that has been in Employee’s possession, custody or control.

3.Consideration: In exchange for Employee’s agreement to this Second Release and Employee’s other promises in the Separation Agreement and herein, the Company agrees to provide Employee with the consideration set forth in Section 2(b) of the Separation Agreement. By signing below, Employee acknowledges that Employee is receiving the consideration in exchange for waiving Employee’s rights to claims referred to in this Second Release and Employee would not otherwise be entitled to the consideration.

4.General Release and Waiver of Claims:

Michael Doyle

a.To the fullest extent permitted by law, Employee hereby releases and waives any claims Employee may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Employee’s employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.Employee and the Company do not intend to release claims that Employee may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Second Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Separation Agreement.

5.Covenant Not to Sue: To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release. Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6.Protected Rights: Employee understands that nothing in this Second Release, including the General Release and Waiver of Claims, Covenant Not to Sue and Non-disparagement sections contained herein, limits, impedes or restricts: (a) Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); or (b) if Employee is a non-supervisory (as defined under the

Michael Doyle

National Labor Relations Act (the “NLRA”)) Company employee, Employee from exercising Employee’s protected rights under Section 7 of the NLRA, including Employee’s right to file an unfair labor practice charge with the NLRB and/or assist other current or former Company employees in doing so. Employee further understands that this Second Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Second Release) or other information, without notice to the Company. This Second Release does not limit Employee’s right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.

7.Non-disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, Employee agrees that Employee will not, directly or indirectly, make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) regarding the Company and/or its products, services, directors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this Second Release prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

8.Review of Second Release; Expiration of Offer: Employee understands that Employee may take up to twenty-one (21) days to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Employee before the end of the Consideration Period, will automatically expire. Employee and the Company further agree that any changes to this Agreement, whether material or immaterial, do not re-start the Consideration Period. By signing below, Employee affirms that Employee was advised to consult with an attorney prior to signing this Second Release. Employee also understands that Employee may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to Employee pursuant to Section 2(b) of the Separation Agreement will be provided only after the expiration of that seven (7) day revocation period.

9.Effective Date: This Second Release is effective on the eighth (8th) day after Employee signs it, provided Employee has not revoked it as of that time (the “Effective Date”).

10.Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Arbitration, Governing Law, and Attorneys’ Fees.

Michael Doyle

Dated: December 1, 2023                /s/ John Orta
Name: John Orta
Title: Head of Legal and Corporate Development
For the Company

Dated: December 4, 2023                /s/ Mike Doyle
Mike Doyle

Michael Doyle

EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

Michael Doyle

EXHIBIT C

OPTIONS AND RSUS